                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

       Date of Report: (Date of earliest event reported): January 31, 2003
                               (January 31, 2003)


                            KEY ENERGY SERVICES, INC.
             (Exact name of registrant as specified in its charter)

        MARYLAND                   1-8038                       04-2648081
(State of Incorporation)  (Commission File Number)  (IRS Employer Identification No.)


                                  6 DESTA DRIVE
                              MIDLAND, TEXAS 79705
                    (Address of Principal Executive Offices)

                                  915/620-0300
              (Registrant's telephone number, including area code)


          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

     On July 19, 2002, Key Energy Services, Inc., a Maryland corporation ("Key"), through its wholly-owned subsidiary Key Merger Sub, Inc., a Texas corporation, acquired Q Services, Inc., a Texas corporation ("QSI"). QSI operates and conducts field production, pressure pumping and other service operations in Louisiana, New Mexico, Oklahoma, Texas and the Gulf of Mexico.

     Key has previously filed a Form 8-K reporting this acquisition under Item 2 and is filing this Form 8-K solely for the purpose of providing updated historical financial statements of QSI and updated pro forma financial information.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a)  Financial Statements

                                    INDEX TO

                       Q SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................  F-2

Consolidated Balance Sheets--
  December 31, 2001 and 2000................................  F-3

Consolidated Statements of Operations--
  Years Ended December 31, 2001 and 2000....................  F-4

Consolidated Statements of Shareholders' Equity--
  Years Ended December 31, 2001 and 2000....................  F-5

Consolidated Statements of Cash Flows--
  Years Ended December 31, 2001 and 2000....................  F-6

Notes to Consolidated Financial Statements--December 31,
  2001 and 2000.............................................  F-7

Condensed Consolidated Balance Sheets--
  June 30, 2002 (unaudited) and December 31, 2001...........  F-21

Unaudited Condensed Consolidated Statements of Operations--
  for the Quarters Ended June 30, 2002 and 2001.............  F-22

Unaudited Condensed Consolidated Statements of Operations--
  for the Six Months Ended June 30, 2002 and 2001...........  F-23

Unaudited Condensed Consolidated Statements of Cash Flows--
  for the Six Months Ended June 30, 2002 and 2001...........  F-24

Notes to Unaudited Condensed Consolidated Financial
  Statements--June 30, 2002.................................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Q Services, Inc., and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Q
Services, Inc., a Texas corporation, and subsidiaries (collectively, the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Q Services, Inc., and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Houston, Texas
April 17, 2002

                       Q SERVICES, INC., AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 2001 AND 2000

                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                                2001       2000
                                                              --------   --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  5,963   $  4,668
  Accounts receivable--
    Trade, net of allowance for doubtful accounts of $1,948
      and $707, respectively................................    23,751     15,100
    Unbilled................................................     3,939      1,106
    Other, including amounts receivable from affiliates of
      $83 and $242, respectively............................       255        363
  Prepaid expenses and other current assets.................     8,471      1,213
                                                              --------   --------
        Total current assets................................    42,379     22,450
PROPERTY, PLANT AND EQUIPMENT, net..........................    95,966     42,103
INTANGIBLE ASSETS, net of accumulated amortization of $4,145
  and $2,038, respectively..................................    58,571     12,396
DEFERRED FINANCING COSTS....................................     3,243      1,532
OTHER ASSETS, including amounts receivable from affiliates
  of $574 and $0, respectively..............................       962        364
                                                              --------   --------
        Total assets........................................  $201,121   $ 78,845
                                                              ========   ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 13,812   $  5,375
  Current maturities of capital leases......................        25      1,122
  Accounts payable..........................................     9,689      4,411
  Accrued expenses..........................................     9,832      6,262
  Other current liabilities.................................     1,822        279
                                                              --------   --------
        Total current liabilities...........................    35,180     17,449
LONG-TERM DEBT, net of current maturities...................    66,777     31,015
LONG-TERM PORTION OF CAPITAL LEASES, net of current
  maturities................................................        78      1,556
DEFERRED INCOME TAX LIABILITY, net..........................     5,929         --
OTHER LONG-TERM LIABILITIES.................................       999      1,465
                                                              --------   --------
        Total liabilities...................................   108,963     51,485
MANDATORILY REDEEMABLE PREFERRED STOCK......................     7,460         --
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 40,000,000 shares authorized,
    15,083,747 shares and 7,562,722 shares issued,
    respectively............................................    80,379     35,253
  Warrants, 682,766 and 632,766 shares issued and
    outstanding in 2001 and 2000............................     4,196      3,991
  Treasury stock, at cost; 50,000 shares in 2000............        --       (250)
  Retained earnings (accumulated deficit)...................       123    (11,634)
                                                              --------   --------
        Total shareholders' equity..........................    84,698     27,360
                                                              --------   --------
        Total liabilities and shareholders' equity..........  $201,121   $ 78,845
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                                 (IN THOUSANDS)

                                                                2001       2000
                                                              --------   --------
REVENUES:
  Field production services.................................  $110,697   $50,790
  Pressure pumping services.................................    27,833        --
  Fishing and rental tools..................................    40,585    28,139
                                                              --------   -------
      Total Revenues........................................   179,115    78,929
COSTS AND EXPENSES:
  Field production services.................................    62,344    27,614
  Pressure pumping services.................................    16,897        --
  Fishing and rental tools..................................    20,211    13,497
  Selling, general and administrative expenses..............    37,928    22,127
  Depreciation and amortization.............................    11,319     4,881
                                                              --------   -------
      Operating income......................................    30,416    10,810

OTHER INCOME (EXPENSE):
  Interest income...........................................       119        47
  Interest expense..........................................    (6,589)   (6,221)
  Gain (loss) on sale of assets.............................    (1,535)      598
                                                              --------   -------
      Income before income taxes and extraordinary loss.....    22,411     5,234
INCOME TAX PROVISION........................................     8,046       263
                                                              --------   -------
      Net income before extraordinary loss..................    14,365     4,971
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, net of
  income tax benefit of $1,277..............................     2,365        --
                                                              --------   -------
      Net income............................................    12,000     4,971
PREFERRED STOCK DIVIDENDS...................................       243        --
                                                              --------   -------
      Net income applicable to common shareholders..........  $ 11,757   $ 4,971
                                                              ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                  COMMON STOCK             WARRANTS           TREASURY STOCK      RETAINED        TOTAL
                              ---------------------   -------------------   -------------------   EARNINGS    SHAREHOLDERS'
                                SHARES      AMOUNT    WARRANTS    AMOUNT     SHARES     AMOUNT    (DEFICIT)      EQUITY
                              ----------   --------   --------   --------   --------   --------   ---------   -------------
BALANCE, December 31,
  1999......................   2,883,199   $13,779    338,252     $2,998         --      $ --     $(16,605)      $   172
  Net income................          --        --         --         --         --        --        4,971         4,971
  Common stock issuances--
    Share offering, net of
      expenses..............   4,000,000    19,100         --         --         --        --           --        19,100
    Acquisitions............     679,523     2,374         --         --         --        --           --         2,374
  Warrants issued...........          --        --    294,514        993         --        --           --           993
  Treasury stock acquired...          --        --         --         --    (50,000)     (250)          --          (250)
                              ----------   -------    -------     ------    -------      ----     --------       -------
BALANCE, December 31,
  2000......................   7,562,722    35,253    632,766      3,991    (50,000)     (250)     (11,634)       27,360
  Net income................          --        --         --         --         --        --       12,000        12,000
  Preferred stock
    dividends...............          --        --         --         --         --        --         (243)         (243)
  Common stock issuances--
    Share offering, net of
      expenses..............   5,021,025    30,126         --         --         --        --           --        30,126
    Acquisitions............   2,500,000    15,000         --         --         --        --           --        15,000
  Warrants issued...........          --        --     50,000        205         --        --           --           205
  Treasury stock issuance...          --        --         --         --     50,000       250           --           250
                              ----------   -------    -------     ------    -------      ----     --------       -------
BALANCE, December 31,
  2001......................  15,083,747   $80,379    682,766     $4,196         --      $ --     $    123       $84,698
                              ==========   =======    =======     ======    =======      ====     ========       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                                 (IN THOUSANDS)

                                                                2001       2000
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 12,000   $  4,971
  Adjustments to reconcile net income to net cash provided
    by operating activities--
    Depreciation and amortization...........................    11,319      4,881
    Provision for doubtful accounts.........................     1,602         69
    (Gain) loss on sale of assets...........................     1,535       (598)
    Provision for impaired or damaged tools.................       984         --
    Extraordinary loss on early extinguishment of debt......     3,642         --
    Deferred income tax (benefit) expense...................     2,139        (49)
    Amortization of debt discount and deferred financing
      costs.................................................       785      1,476
    Changes in assets and liabilities, net of businesses
      acquired--
      Accounts receivable...................................       867     (4,505)
      Accounts payable......................................    (2,723)    (1,483)
      Accrued expenses......................................    (2,864)     4,064
      Other, net............................................    (6,197)    (1,607)
                                                              --------   --------
          Net cash provided by operating activities.........    23,089      7,219
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of businesses, net of cash acquired..............   (36,183)    (2,800)
  Purchase of property, plant and equipment.................   (30,964)    (7,090)
  Proceeds from sale of assets..............................     2,121      1,253
                                                              --------   --------
          Net cash used in investing activities.............   (65,026)    (8,637)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issuance, net of offering costs.......    30,126     19,100
  Borrowings on long-term debt and capital leases...........    98,069      1,898
  Payments on long-term debt and capital leases.............   (81,299)   (14,465)
  Issuance (purchase) of treasury stock.....................       250       (250)
  Payments of penalties and other charges related to the
    early extinguishment of debt............................      (379)        --
  Payments of deferred financing costs......................    (3,535)      (783)
                                                              --------   --------
          Net cash provided by financing activities.........    43,232      5,500
                                                              --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS.......................     1,295      4,082
CASH AND CASH EQUIVALENTS, beginning of year................     4,668        586
                                                              --------   --------
CASH AND CASH EQUIVALENTS, end of year......................  $  5,963   $  4,668
                                                              ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for-
    Interest................................................  $  5,978   $  4,592
                                                              ========   ========
    Income taxes............................................  $  8,597   $     --
                                                              ========   ========
  Noncash investing and financing activities--
    Rollover of accrued interest into long-term debt........  $     --   $    343
                                                              ========   ========
    Acquisition consideration and deferred financing costs
      paid via issuance of warrants.........................  $    205   $    993
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES:

Q Services, Inc., and subsidiaries (collectively, the Company) is engaged in services used to enhance and maintain the production of oil and natural gas wells. The Company offers a variety of production-related services including fluid transportation; frac tank rental; pressure pumping used for well stimulation, enhancement and completion; and fishing and rental tools used in workover and drilling operations. The Company operates principally in Texas, Louisiana, Oklahoma, New Mexico and the inland and offshore waters of the Gulf of Mexico.

The Company was formed October 1, 1997, and incorporated in the state of Texas to act as a holding company for its predecessor, Quality Tubular
Services, Inc., and to acquire several affiliated entities. The Company is now organized into six operating units that support its service lines and regionally focused operations.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of Q Services, Inc., and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and short-term deposits with original maturities of three months or less.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases and leasehold improvements are amortized to depreciation expense using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Depreciation expense in 2001 and 2000 totaled $9.3 million and $4.5 million, respectively.

Routine maintenance and repairs are included in expense as incurred while costs of betterments and renewals are capitalized and depreciated over the remaining lives of the related assets. When an asset is retired or sold, its cost and accumulated depreciation are removed from the accounts and the difference between the net book value of the asset and the proceeds from disposition is recognized as a gain or loss.

Effective January 1, 2000, the Company revised the estimated useful lives of its property, plant and equipment, and management estimates that these changes increased 2000 net income by $3.6 million. These revisions to the estimated useful lives were made to better reflect the expected usage of the assets over time and to be consistent with prevalent industry practice.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the expected net realizable value. The Company did not record any such impairment during the years ended December 31, 2001 or 2000.

INTANGIBLE ASSETS

Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is generally amortized on a straight-line basis over the expected periods to be benefited, up to 30 years. The Company's goodwill at December 31, 2001 and 2000, was $56.5 million and $12.5 million, respectively, and related accumulated amortization was $1.8 million and $0.9 million, respectively. See Note 2 for further discussion.

Other intangible assets, consisting mainly of noncompetition agreements, are amortized on a straight-line basis over the life of the related asset or the term of the related agreement. The related obligations for the Company's noncompetition agreements, included in other current and long-term liabilities, are classified based on the expected payment dates. The original liability was discounted using the incremental borrowing rate of the Company at the time the agreements were executed.

DEFERRED FINANCING COSTS

The Company capitalizes certain costs in connection with obtaining its borrowings, such as lender's fees and related attorney's fees. These costs are being amortized to interest expense over the term of the related debt. As of December 31, 2001 and 2000, the amount of unamortized deferred financing costs included in the accompanying consolidated balance sheets totaled approximately $3.2 million and $1.5 million, respectively.

INCOME TAXES

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

FAIR VALUE OF FINANCIAL INSTRUMENTS

All financial instruments of the Company are stated at cost, which management believes approximates fair value.

REVENUE RECOGNITION

Revenues from rental agreements are recognized over the rental period, and revenues from service agreements are recognized when services have been rendered. The associated costs and expenses are recognized as incurred. Revenues from fixed-price construction contracts are recognized on the completed-contract method in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," due to the relatively short duration of such contracts. Under the completed-contract method, income is recognized only when the contract is completed or substantially completed. The Company generally considers contracts to be substantially complete upon its departure from the work site and acceptance by the customer. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined, and the effects of revisions to estimated losses are recognized in the period in which the revisions, if any, are determined.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with high credit standing. The Company's customer base consists primarily of multinational and independent oil and natural gas producers. The Company performs ongoing credit evaluations of its customers but generally does not require collateral on its trade receivables. Credit risk is considered by management to be limited due to the large number of customers comprising the Company's customer base. The Company maintains reserves for potential credit losses, and such losses have historically been within management's expectations. During 2001 and 2000, sales to one customer accounted for 14.5 percent and
18.0 percent, respectively, of total sales for the Company. No other customer accounted for more than 10.0 percent of sales during either year.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates. The Company's significant estimates include the estimated useful lives and recoverability of its long-lived assets, purchase price allocations for its acquisitions, self-insurance accruals, potential legal and environmental exposures, and the allowance for doubtful accounts.

SELF-INSURANCE

The Company retains the risk for workers' compensation, auto liability, general liability and employee group health claims, subject to certain defined stop-loss limits per occurrence. Losses up to the stop-loss amounts are accrued based upon the Company's known claims incurred and an estimate of claims incurred but not reported. The accruals are based upon known facts and historical trends, and management believes such accruals to be adequate.

ENVIRONMENTAL CONTINGENCIES

The Company is subject to various federal, state and local environmental laws and regulations which establish standards and requirements for protection of the environment. The Company cannot predict the future impact of such standards and requirements, which are subject to change and can have retroactive effectiveness. The Company continues to monitor the status of these laws and regulations. Currently, the Company has not been fined or cited for, or notified of, any environmental violations which would have a material adverse effect upon the consolidated financial position, liquidity or capital resources of the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS
No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangibles." Among other things, SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and requires that all business combinations consummated after June 30, 2001, be accounted for under the purchase method of accounting. Additionally, SFAS
No. 141 requires that intangible assets other than goodwill, if present, be assigned separate values in business combinations. The Company adopted SFAS
No. 141 effective July 1, 2001. Such adoption did not have a material impact on the Company's consolidated financial position or results of operations.

SFAS No. 142 eliminates the requirement to amortize goodwill and requires that companies annually assess the carrying value of its goodwill for impairment by applying a fair value-based test. Intangible assets other than goodwill will continue to be amortized over their estimated remaining useful lives. The Company is in the process of assessing the potential impact of SFAS No. 142 on its consolidated financial position and results of operations and will adopt the statement in 2002.

In June 2001, the FASB issued SFAS No. 143, "Asset Retirement Obligations." SFAS No. 143 requires that companies recognize a liability for the estimated costs associated with the retirement of a long-lived asset in the period in which a liability exists and a reasonable estimate of the fair value of such liability can be made. Such statement is effective for fiscal years beginning after June 15, 2002, and the Company plans to adopt the statement in 2003. Management does not believe that the adoption of SFAS No. 143 will have a material impact on its consolidated financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 and resolves significant implementation issues encountered with SFAS No. 121. SFAS No. 144 also establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. Such statement is effective for fiscal years beginning after December 31, 2001, and the Company plans to adopt the statement in 2002. Management does not believe that the adoption of SFAS
No. 144 will have a material impact on its consolidated financial position or results of operations.

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138, effective January 1, 2001. The adoption of such statement did not have a material impact on the Company's consolidated financial position or results of operations. SFAS
No. 133 requires a company to recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at fair value. Any changes in the derivative's fair value must be recognized currently in earnings unless specific hedging criteria are met. The Company did not engage in activities or enter into arrangements normally associated with derivative instruments in the years ended December 31, 2001 and 2000. However, subsequent to December 31, 2001, the Company entered into an interest rate hedge transaction related to the variable-rate debt under its new term loan facility (see Note 5).

RECLASSIFICATIONS

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

2.  ACQUISITIONS:

During 2001, the Company consummated three significant acquisitions, all of which were recorded using the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in the accompanying consolidated financial statements from their respective acquisition dates.

On January 3, 2001, the Company acquired all of the outstanding common stock of Goetz Services, Inc. (Goetz), for approximately $10.3 million in cash, net of cash acquired, and the assumption of certain liabilities. Goetz is a provider of fluid handling and related services to oil and gas producers operating in south-central Texas. The Company recorded approximately $8.0 million in goodwill associated with this transaction.

On May 1, 2001, the Company acquired certain assets and assumed certain liabilities of Palestine Contractors, Limited, Palestine Contracting Services, Limited, and Dew Disposal, Limited (collectively Palestine), for approximately $9.8 million in cash, net of cash acquired, $5.9 million in seller-financed debt and $0.2 million associated with the issuance of 50,000 warrants. The warrants provide the holders with the opportunity to purchase the Company's common stock at a price of $6.00 per share (see Note 10). Palestine provides fluid handling, site construction and lease crew services to oil and gas producers operating in east-central Texas. The Company recorded approximately $9.8 million in goodwill associated with this transaction.

On July 16, 2001, the Company acquired all of the outstanding common stock of Niewoehner, Inc., d.b.a. American Energy Services (AES), for approximately
$35.4 million. Such consideration was comprised of approximately $12.9 million in cash, net of cash acquired, $15.0 million associated with the issuance of
2.5 million of the Company's common shares, and $7.5 million associated with the issuance of 74,600 shares of mandatorily redeemable preferred stock of the Company (see Note 6). AES provides high-pressure fractionation and stimulation services to oil and gas producers operating in Texas, Oklahoma and New Mexico. The acquisition of AES significantly increases the Company's presence in this particular segment of the industry. The Company allocated its purchase price to the following assets and liabilities of AES upon acquisition (in thousands):

Working capital...........................................  $ (3,897)
Property, plant and equipment.............................    23,870
Noncompete agreements and other intangible assets.........     2,200
Goodwill..................................................    25,675
Borrowings................................................   (12,498)
                                                            --------
Total purchase price......................................  $ 35,350
                                                            ========

Noncompete agreements and other intangible assets are being amortized on a straight-line basis over a period of approximately three to five years.

For the year ended December 31, 2001, goodwill associated with the Goetz and Palestine acquisitions was being amortized on a straight-line basis over a period of 30 years. Goodwill generated from the AES acquisition, which was consummated after July 1, 2001, is not subject to amortization, in accordance with SFAS No. 142.

In addition to the above transactions, the Company acquired the assets of certain other entities during the year for approximately $3.2 million. These acquisitions were also recorded using the purchase method of accounting.

The accompanying December 31, 2001, consolidated balance sheet includes preliminary allocations of the purchase price to the fair value of assets acquired and liabilities assumed for each of the aforementioned transactions. Accordingly, such allocations are subject to final adjustments. Management does not believe that such adjustments will have a material impact on the Company's consolidated financial position or results of operations.

In 2000, the Company completed three acquisitions for an aggregate total cost of $5.2 million in cash and common stock. Goodwill associated with these acquisitions totaled approximately $5.5 million.

The following unaudited pro forma consolidated results of operations are presented as if the above-mentioned acquisitions had taken place at the beginning of the period presented (in thousands):

                                                              DECEMBER 31
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
                                                              (UNAUDITED)
Net sales...............................................  $217,377   $150,763
Net income before extraordinary loss....................    18,760      7,969
Net income..............................................    16,395      7,969

These pro forma consolidated results of operations have been prepared for comparative purposes only and do not purport to be indicative of the consolidated results of operations which actually would have resulted had the acquisitions occurred at the beginning of the period presented or indicative of the consolidated future results of operations.

3.  PROPERTY, PLANT AND EQUIPMENT:

Major classifications of property, plant and equipment and estimated depreciable lives are as follows (in thousands):

                                                                          DECEMBER 31
                                                     ESTIMATED LIFE   -------------------
                                                        (NOTE 1)        2001       2000
                                                     --------------   --------   --------
Autos, trucks, trailers and related equipment......    5-10 years     $ 87,204   $ 36,401
Tubing, rental and fishing equipment...............    4-12 years       22,247     20,576
Buildings, facilities and wells....................    5-30 years       14,943      8,332
Furniture and equipment............................    3-10 years        2,172      1,244
Construction in progress...........................      N/A             2,027         --
Land...............................................      N/A             1,531        746
                                                                      --------   --------
                                                                       130,124     67,299
Less- Accumulated depreciation.....................                    (34,158)   (25,196)
                                                                      --------   --------
                                                                      $ 95,966   $ 42,103
                                                                      ========   ========

Construction in progress includes amounts expended for certain types of assets that are not ready for service. Depreciation for such assets does not begin until the assets are completely equipped and placed in service.

In 2001, the Company recorded a $984,000 provision to account for potentially impaired or damaged tools associated with its fishing and rental tools business. Such provision represents management's best estimate of the potential exposure associated with impaired or damaged tools associated with this segment of its business. The charge has been reflected as a direct reduction of tubing, rental and fishing equipment.

4.  CAPITAL LEASES:

The Company is obligated under various capital leases for certain machinery and equipment that expire at various dates during the next five years. As part of the term loan financing closed in December 2001 (see Note 5), the Company paid off the majority of its capital lease obligations at the end of 2001. As of December 31, 2001, the Company's future minimum capital lease payments totaled approximately $110,000, including interest, of which approximately $33,000 is payable during 2002.

5.  LONG-TERM DEBT:

Long-term debt consists of the following (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Term Loan Facility..........................................  $ 80,000   $    --
Southwest Bank of Texas, N.A., credit facility..............        --    15,250
CIT Group/Business Credit, Inc., credit facility............        --     6,609
Subordinated Debt, net of discount of $-- and $2,126,
  respectively..............................................       100     9,929
Other.......................................................       489     4,602
                                                              --------   -------
      Total long-term debt..................................    80,589    36,390
Less--Current maturities....................................   (13,812)   (5,375)
                                                              --------   -------
      Long-term debt, net of current maturities.............  $ 66,777   $31,015
                                                              ========   =======

The aggregate maturities of long-term debt at December 31, 2001, are as follows (in thousands):

Year ending December 31,
  2002.....................................................  $13,812
  2003.....................................................   13,344
  2004.....................................................   53,333
  2005.....................................................      100
                                                             -------
      Total................................................  $80,589
                                                             =======

The Company executed a $100.0 million term loan and credit facility (the Facility) in December 2001 with a number of banks, including Lehman Brothers, who acted as the lead syndication agent. The Facility included an $80.0 million term loan (the Term Loan Facility) and up to $20.0 million in borrowing capacity under a revolving credit facility (the Revolving Credit Facility). Additionally, the Facility provides up to $5.0 million for the issuance of letters of credit on behalf of the Company. However, any outstanding letters of credit reduce the borrowing capacity under the Revolving Credit Facility. Borrowings under the Facility are secured by substantially all of the assets of the Company.

In connection with the execution of the Facility, the Company retired its existing credit facilities with Southwest Bank of Texas, N.A., and CIT Group/Business Credit, Inc., and the majority of its existing subordinated and other debt obligations. The Company recognized an extraordinary loss of $2.4 million, net of an income tax benefit of $1.3 million, in conjunction with these early debt extinguishments related to the payment of certain penalties and costs and the write-off of related unamortized deferred financing costs.

THE TERM LOAN FACILITY

The Term Loan Facility was provided to the Company in the amount of $80.0 million ($76.7 million net of related debt issuance costs) upon closing of the Facility on December 17, 2001 (the Funding Date). The Term Loan Facility has a term of three years from the initial Funding Date. Eleven quarterly principal payments of $3.33 million are required under the Term Loan Facility beginning on March 31, 2002. The twelfth and final principal payment of $43.33 million is due on December 17, 2004, the three-year anniversary of the Funding Date.

The Company must designate the types of borrowings it wishes to make under the Term Loan Facility. Such borrowings, or tranches, can be made for periods ranging from one to six months and can be comprised of either base rate loans or Eurodollar loans, as defined in the Facility. Base rate loans accrue interest at
(a) the prime rate, (b) the base CD rate or (c) the federal funds effective rate, whichever is higher, in effect at the time of the borrowing request, plus an applicable margin of 3.50 percent. Eurodollar loans accrue interest based on the three-month LIBOR in effect at the time of the borrowing request, plus an applicable margin of 4.50 percent. Interest accrues daily and is payable at the end of each quarter, regardless of the type of loan. As of December 31, 2001, the $80.0 million Term Loan Facility was split between two borrowing tranches:
(a) a $10.0 million three-month Eurodollar loan accruing interest at approximately 6.41percent annually and (b) a $70.0 million six-month Eurodollar loan accruing interest at 6.50 percent annually.

In February 2002, the Company entered into an interest rate swap agreement with three banks to fix the LIBOR interest rate on $48.0 million of the $80.0 million Term Loan Facility. The interest rate swap agreement effectively fixes the floating rate component of the Term Loan Facility at 3.75 percent and expires in December 2004, consistent with the maturity date of the Term Loan Facility. The notional amount of the swap will amortize down over the three-year term to match the principal amortization of the Term Loan Facility.

THE REVOLVING CREDIT FACILITY

The Facility provides for a $20.0 million Revolving Credit Facility for a period of three years from the Funding Date. Borrowings under the Revolving Credit Facility, and their related interest charges, are made in the same manner as the Term Loan Facility based on whether the borrowing is a base rate loan or a Eurodollar loan. Furthermore, the Company must pay a commitment fee equal to
0.5 percent per annum on the average daily amount of the available revolving credit commitment.

Borrowings available to the Company under the Revolving Credit Facility are reduced by any letters of credit outstanding under the Facility. Additionally, the amount available to the Company under the Revolving Credit Facility may be limited based the amount of eligible accounts receivable and tangible property of the Company, as defined in the Facility (hereinafter referred to as the Borrowing Base Calculation). If the total outstanding borrowings under the Facility, including term loans, revolving credit commitments and outstanding letters of credit, exceed the applicable Borrowing Base Calculation, the Company must immediately repay any outstanding loans under the Revolving Credit Facility (including any outstanding letters of credit) and the Term Loan Facility, in that order, until the amount of outstanding loans is less than the applicable Borrowing Base Calculation.

As of December 31, 2001, the amount available for borrowing under the Revolving Credit Facility, after taking into consideration outstanding letters of credit and the aforementioned Borrowing Base Calculation, totaled approximately
$8.8 million. No amounts were outstanding under the Revolving Credit Facility at December 31, 2001.

LETTERS OF CREDIT

The Facility initially provided the Company with up to $5.0 million for the issuance of letters of credit for a period of three years from the Funding Date. In April 2002, the Company amended the Facility to increase the amount of issuable letters of credit to $8.0 million. The Company is required to pay a fee of 4.50 percent per annum on any outstanding letters of credit. As of December 31, 2001, approximately $1.45 million in letters of credit were outstanding under the Facility.

FINANCIAL COVENANTS

Under the terms of the Facility, the Company is required to meet certain financial covenants on a quarterly reporting basis. Among other restrictions, such covenants include the maintenance of specified debt-to-capitalization ratios and minimum net worth and liquidity requirements, as well as the maintenance of sufficient levels of earnings to meet the Company's required fixed charges and debt servicing obligations. If the Company violates any of the covenants included in the Facility, and is unable to cure such violations within the applicable time periods provided for in the Facility, all of the related debt obligations outstanding under the Facility could become immediately due and payable. In April 2002, the Company revised certain of its financial covenants. As of December 31, 2001, the Company was in compliance with all of the related covenants, as amended, included under the Facility.

SUBORDINATED DEBT

In 1997, the Company entered into a subordinated credit agreement (the Subordinated Debt) with a shareholder, RSTW Partners III, L.P., in the amount of $10.0 million at a discount of $3.0 million. The Subordinated Debt was amended in 2000 and 2001, providing for the addition of unpaid interest totaling
$2.1 million to the principal balance and for the amendment of certain covenants. In conjunction with the amendment, the Company issued 257,014 common stock warrants with an exercise price of $0.01 per share. In connection with the closing of the Facility in December 2001, all but $100,000 of the outstanding Subordinated Debt was paid off. The remaining balance of the Subordinated Debt bears interest at an effective rate of 13.7 percent and is due in full in 2005.

OTHER

The Company has approximately $0.5 million in other notes payable outstanding as of December 31, 2001. Such notes bear interest at rates ranging from
7.0 percent to 12.0 percent. The majority of the principal balance outstanding as of December 31, 2001, is scheduled to be retired during 2002.

6.  MANDATORILY REDEEMABLE PREFERRED STOCK:

In connection with the Company's acquisition of AES in July 2001, the Company issued 72,000 shares of Series A preferred stock and 2,600 shares of Series B preferred stock (collectively the Preferred Shares) to certain former shareholders of AES. The Preferred Shares were issued with a liquidation preference of $100 per share and are mandatorily redeemable by the Company on or before July 16, 2006 (the Final Redemption Date). The Preferred Shares must be redeemed prior to the Final Redemption Date for $100 per share in the event the Company (a) completes an initial public offering of common stock with net proceeds in excess of $75.0 million or (b) the Company closes a debt financing which generates net proceeds of at least $75.0 million. However, the Company may not redeem any of the Preferred Shares so long as the Subordinated Debt, and any amounts related thereto including accrued interest, remains outstanding. The preferred shareholders are entitled to the equivalent of one common share vote for every 10 Preferred Shares owned with respect to any matters upon which the common shareholders have the right to vote.

The Preferred Shares accrue dividends initially at the rate of 5 percent per annum. Such rate increases by one percentage point per year on each anniversary of the original issuance date until such time as the Preferred Shares are redeemed by the Company. Accrued but unpaid dividends are cumulative and accrue additional dividends until paid by the Company. As of December 31, 2001, the amount of accrued and unpaid dividends included in accrued expenses in the accompanying December 31, 2001, consolidated balance sheet totaled approximately $0.2 million.

7.  INCOME TAXES:

Income tax expense attributable to income from continuing operations consists of the following (in thousands):

                                                           DECEMBER 31
                                                       -------------------
                                                         2001       2000
                                                       --------   --------
Current--
  U.S. federal.......................................   $4,173      $ 62
  State and local....................................    1,734       250
                                                        ------      ----
                                                         5,907       312
Deferred--
  U.S. federal.......................................    2,139       (62)
  State and local....................................       --        13
                                                        ------      ----
                                                         2,139       (49)
                                                        ------      ----
                                                        $8,046      $263
                                                        ======      ====

Income tax expense differed from the amounts computed by applying the U.S. federal statutory income tax rate to income before income tax as follows (in thousands). A 35 percent rate was utilized for the year ended December 31, 2001, and a 34 percent rate was utilized for the year ended December 31, 2000.

                                                                 DECEMBER 31
                                                             -------------------
                                                               2001       2000
                                                             --------   --------
Federal income tax expense at statutory rate...............  $ 7,844     $1,780
Change in valuation allowance..............................   (1,506)      (991)
State income tax, net of federal income tax effect.........    1,127        174
Nondeductible expenses.....................................      787        288
Rate differential..........................................     (206)        --
Other......................................................       --       (988)
                                                             -------     ------
                                                             $ 8,046     $  263
                                                             =======     ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                DECEMBER 31
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
Deferred tax assets--
  Net operating loss carryforward.........................  $ 4,248    $ 4,409
  Intangible assets and accounts receivable...............      814        613
  Accrued bonuses.........................................      353        280
  Credit carryforward.....................................       62         62
                                                            -------    -------
                                                              5,477      5,364
Less--Valuation allowance.................................       --     (1,506)
                                                            -------    -------
      Net deferred tax assets.............................    5,477      3,858
                                                            -------    -------
Deferred tax liabilities--
  Property and equipment, primarily due to differences in
    depreciation..........................................    9,763      3,853
  Other...................................................      162         --
                                                            -------    -------
      Gross deferred tax liabilities......................    9,925      3,853
                                                            -------    -------
      Net deferred tax asset (liability)..................  $(4,448)   $     5
                                                            =======    =======

A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance is then adjusted when the realization of deferred tax assets becomes more likely than not. In 2001, the Company eliminated its valuation allowance based on the presumption that the Company will have sufficient taxable income in future periods to fully utilize its remaining deferred tax assets.

The Company has a net operating loss carryforward for federal income tax purposes of approximately $12.1 million that will expire from 2012 to 2019. Internal Revenue Service regulations restrict the utilization of net operating loss carryforwards for any company in which an "ownership change" (as defined in Section 382 of the Internal Revenue Code) has occurred. The Company has concluded that an ownership change occurred during the year ended December 31, 2000, in conjunction with the private placement of 4.0 million common shares, as discussed in Note 10. The effect of the ownership change limits the Company's utilization of its net operating loss carryforwards existing prior to the ownership change to approximately $1.2 million per year.

The Company currently estimates that it will receive a refund of approximately $4.1 million related to the overpayment of its 2001 federal income taxes. This amount is included in prepaid expenses and other current assets as of December 31, 2001.

8.  EMPLOYEE BENEFIT PLAN:

The Company sponsors a 401(k) plan covering substantially all of its employees. Eligibility requirements provide for 90 days of service, with entry into the plan quarterly. Discretionary employer contributions are available to be made annually. Beginning in the second year, the employer contributions vest proportionally over six years. For the years ended December 31, 2001 and 2000, contributions to the plan by the Company were $309,000 and $53,000, respectively.

9.  COMMITMENTS AND CONTINGENCIES:

LEGAL PROCEEDINGS

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

OPERATING LEASES

The Company has entered into certain noncancelable operating leases that expire over the next five years. Rental expense for operating leases (except those with lease terms of one month or less that were not renewed) during 2001 and 2000 were $1.2 million and $1.1 million, respectively.

The Company has entered into various operating leases with related parties for certain real estate and equipment. Related-party lease payments approximate $15,000 per month.

Minimum future annual lease payments under these operating leases are as follows (in thousands):

Year ending December 31,
  2002......................................................   $1,915
  2003......................................................    1,814
  2004......................................................      943
  2005......................................................      302
  2006......................................................        2
  Thereafter................................................       --
                                                               ------
                                                               $4,976
                                                               ======

10. SHAREHOLDERS' EQUITY:

During 2001, the Company sold 5,021,025 shares of its common stock in a series of private placements, resulting in net proceeds to the Company of approximately $30.1 million. As previously discussed, the majority of the proceeds received from these placements were used to finance the Palestine and AES acquisitions consummated during 2001. The remaining proceeds were used to finance capital expenditures and for working capital and general corporate purposes.

In October 2000, the Company sold 4,000,000 shares of its common stock in a private placement, resulting in proceeds (net of issuance costs of approximately $0.9 million) of $19.1 million. These net proceeds were used for working capital and general corporate purposes and to support strategic acquisition opportunities.

On November 16, 2000, the Company's board of directors approved an increase in the number of authorized common shares from 20,000,000 shares to 40,000,000 shares.

At December 31, 2000, treasury stock consisted of 50,000 common shares which were purchased by the Company at $5 per share. The treasury shares were reissued for cash in February 2001 at cost to certain existing shareholders of the Company.

STOCK OPTIONS

The Company maintains two stock incentive compensation plans under which the Company may grant incentive stock options and nonqualified stock options to employees, consultants and nonemployee directors. The options generally vest over a period of one to four years and have lives of up to 10 years. As of December 31, 2001, 1.6 million options were authorized under the Company's stock incentive compensation plans.

The following table summarizes the stock option activity:

                                                      OPTIONS     WEIGHTED AVERAGE
                                                    OUTSTANDING    EXERCISE PRICE
                                                    -----------   ----------------
Balance, January 1, 2000..........................     169,549         $4.92
  Granted.........................................     389,544          4.61
  Canceled, exercised, forfeited..................          --            --
                                                     ---------         -----
Balance, December 31, 2000........................     559,093          4.70
  Granted.........................................     784,565          8.20
  Canceled, exercised, forfeited..................     (10,000)         6.00
                                                     ---------         -----
Balance, December 31, 2001........................   1,333,658         $6.75
                                                     =========         =====

The Company had 251,820 and 126,200 exercisable options as of December 31, 2001 and 2000, respectively. The following table summarizes information about stock options outstanding at December 31, 2001:

                               OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                         --------------------------------   -------------------
                                     WEIGHTED    WEIGHTED              WEIGHTED
                                      AVERAGE    AVERAGE               AVERAGE
  RANGE OF EXERCISE                  REMAINING   EXERCISE              EXERCISE
        PRICES            SHARES       LIFE       PRICE      SHARES     PRICE
----------------------   ---------   ---------   --------   --------   --------
$2.50 -- $ 3.72.......     183,894     4.62       $3.40      63,475     $3.25
$5.00 -- $ 5.50.......     375,199     4.97        5.34     165,562      5.07
$5.51 -- $ 6.50.......     343,065     9.03        6.00      22,783      6.00
$8.50 -- $10.00.......     431,500     9.54       10.00          --        --
                         ---------                          -------
                         1,333,658     7.45       $6.75     251,820     $4.70
                         =========                          =======

The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock options as all options have been granted with strike prices equal to or greater than the fair market value of the Company's common stock at the date of issuance. The weighted average grant-date fair values of options granted in 2001 and 2000 were $5.88 per share and $2.80 per share, respectively. Options issued in 2001 with a strike price greater than the market price of the stock on the grant date have a weighted average exercise price and a weighted average fair value of $10.00 per option and $3.74 per option, respectively. Had compensation cost for the stock options been based on the estimated fair value at the award dates, as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma unaudited net income would have been $11.7 million and $4.7 million in 2001 and 2000, respectively.

The effects of applying SFAS No. 123 in the pro forma disclosure may not be indicative of future amounts. For purposes of this disclosure, the Company estimated the fair value of each option grant on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                              DECEMBER 31
                                             ---------------------------------------------
                                                     2001                    2000
                                             ---------------------   ---------------------
Expected dividend yield....................                   0.0%                    0.0%
Expected stock price volatility............         55.6% -- 59.0%          58.5% -- 62.8%
Risk-free interest rate....................         4.72% -- 5.50%          5.25% -- 6.50%
Expected life of options...................              5-7 years               5-7 years

WARRANTS

In May 2001, the Company issued 50,000 warrants with an exercise price of $7.50 per share in connection with the Palestine acquisition. The Company determined that such warrants had a fair market value of approximately $4.11 per share based on the Black-Scholes option pricing model and similar assumptions as those previously disclosed for options issued. Such warrants, which contain an antidilution feature, were subsequently amended to provide for a $6.00 per share exercise price. This amendment to the exercise price did not cause a material change to the fair market value of the warrants. The issuance of these warrants was treated as a component of the consideration paid in connection with the Palestine acquisition.

In May 2000, the Company issued 257,014 detachable warrants with an exercise price of $0.01 per share in connection with amendments made to the Subordinated Debt. In June 2000, the Company issued 37,500 detachable warrants with an exercise price of $0.01 per share in connection with amendments made to the Company's former credit facilities. At the time that all warrants were issued in 2000, the Company's stock was valued at $3.38 per share. The issuance of the warrants was recorded as an increase in the Company's deferred financing costs of approximately $1.0 million. Total warrants outstanding as of December 31, 2001 and 2000, totaled 682,766 and 632,766, respectively. As of December 31, 2001, 50,000 outstanding warrants had an exercise price of $6.00 per warrant, 48,319 warrants had an exercise price of $11.38 per warrant and all other warrants outstanding had an exercise price of $0.01 per warrant. No warrants were exercised or canceled during either of the years ended December 31, 2001 or 2000.

11. RELATED-PARTY TRANSACTIONS:

The Company leased rental equipment from a related party, Q2 Rentals LLC. Rent for 2001 and 2000 amounted to $0.2 million and $0.3 million, respectively. Additionally, the Company has a note receivable from Q2 Rentals LLC in the amount of $0.2 million as of December 31, 2001. Such note, which bears interest at 7 percent per annum, has no scheduled maturity date. As management believes that this amount will not be collected in 2002, such amount has been classified as a component of other noncurrent assets in the accompanying December 31, 2001, consolidated balance sheet.

Amounts receivable from officers and employees of $83,000 and $193,000 are included in other receivables in the accompanying consolidated balance sheets as of December 31, 2001 and 2000, respectively. Other current receivables as of December 31, 2000, also includes a $49,000 receivable due from a related party. An additional $172,000 in officer and employee advances are included in other noncurrent assets in the accompanying December 31, 2001, consolidated balance sheet.

In October 2001, the Company entered into a long-term note receivable with one of the Company's executive officers. Under the terms of the note, the officer may borrow up to $500,000 from the Company for a period of three years in increments of $100,000. Such borrowings accrue interest at 5 percent per annum and are repayable on the earlier of the Company's initial public offering date or ratably over a period of 10 years beginning in 2003. As of December 31, 2001, approximately $202,000 in principal and accrued interest was outstanding under the note agreement. Such amount has been reflected in other noncurrent assets in the accompanying December 31, 2001, consolidated balance sheet.

                       Q SERVICES, INC., AND SUBSIDIARIES
   CONDENSED CONSOLIDATED BALANCE SHEETS--JUNE 30, 2002 AND DECEMBER 31, 2001
                    (In Thousands, Except for Share Amounts)

                                                                            JUNE 30,   DECEMBER 31,
                                                                              2002         2001
                                                                           ----------  ------------
                                                                           (unaudited)
                                 ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                               $    3,472   $    5,963
   Accounts receivable-
     Trade, net of allowance for doubtful accounts of $1,000 and $1,948,
       respectively                                                            24,032       23,751
     Unbilled                                                                   2,865        3,939
     Other                                                                         41          255
   Prepaid expenses and other current assets                                    9,377        8,471
                                                                           ----------   ----------
                       Total current assets                                    39,787       42,379

PROPERTY, PLANT AND EQUIPMENT, net                                             94,541       95,966

INTANGIBLE ASSETS, net of accumulated amortization
   of $4,980 and $4,145, respectively                                          59,141       58,571

DEFERRED FINANCING COSTS                                                        3,046        3,243

OTHER ASSETS                                                                    1,594          962
                                                                           ----------   ----------
                       Total assets                                        $  198,109   $  201,121
                                                                           ==========   ==========

                   LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities of long-term debt                                    $   15,035   $   13,812
   Current maturities of capital leases                                            12           25
   Accounts payable                                                             6,881        9,689
   Accrued expenses                                                             9,095        9,832
   Other current liabilities                                                    1,358         1,822
                                                                           ----------    ----------
                       Total current liabilities                               32,381        35,180

LONG-TERM DEBT, net of current maturities                                      69,123        66,777

LONG-TERM PORTION OF CAPITAL LEASES,
   net of current maturities                                                       49            78

DEFERRED INCOME TAX LIABILITY, net                                              1,708         5,929

OTHER LONG-TERM LIABILITIES                                                    14,881           999
                                                                           ----------    ----------
                       Total liabilities                                      118,142       108,963

MANDATORILY REDEEMABLE PREFERRED STOCK                                          7,460         7,460

SHAREHOLDERS' EQUITY:
   Common stock, no par value; 40,000,000 shares authorized,
     15,630,762 shares and 15,083,747 shares issued and outstanding,
     respectively, at June 30, 2002 and December 31, 2001, respectively        80,385        80,379
   Warrants, 135,819 shares and 682,766 shares issued and outstanding,
     respectively, at June 30, 2002 and December 31, 2001, respectively         4,196         4,196
   Retained earnings (accumulated deficit)                                    (11,911)          123
   Accumulated other comprehensive income (loss)                                 (163)            -
                                                                           ----------    ----------
                       Total shareholders' equity                              72,507        84,698
                                                                           ----------    ----------
                       Total liabilities and shareholders' equity          $  198,109    $  201,121
                                                                           ==========    ==========

        The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE QUARTERS ENDED JUNE 30, 2002 AND 2001
                                 (In Thousands)

                                                                              2002         2001
                                                                           ----------   ----------
SALES:
   Field production services                                               $   22,878   $   30,590
   Pressure pumping services                                                    9,545            -
   Fishing and rental tools                                                     6,879       11,545
                                                                           ----------   ----------
                     Total sales                                               39,302       42,135

COSTS AND EXPENSES:
   Field production services                                                   30,476       16,183
   Pressure pumping services                                                    7,934            -
   Fishing and rental tools                                                     3,798        5,194
   Selling, general and administrative expenses                                 9,122        8,460
   Depreciation and amortization                                                3,517        2,412
                                                                           ----------   ----------
                     Operating income (loss)                                  (15,545)       9,886

OTHER INCOME (EXPENSE):
   Interest income                                                                 33           61
   Interest expense                                                            (1,960)      (1,487)
   Gain (loss) on sale of assets                                                 (430)          52
                                                                           ----------   ----------
                     Income (loss) before income taxes                        (17,902)       8,782

INCOME TAX PROVISION (BENEFIT)                                                 (5,710)       3,353
                                                                           ----------   ----------
                     Net income (loss)                                        (12,192)       5,159

PREFERRED STOCK DIVIDENDS                                                         137            -
                                                                           ----------   ----------
                     Net income (loss) applicable to common shareholders   $  (12,329)  $    5,159
                                                                           ==========   ==========

        The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                 (In Thousands)

                                                                              2002         2001
                                                                           ----------   ----------
SALES:
   Field production services                                               $   46,122   $   52,567
   Pressure pumping services                                                   19,129            -
   Fishing and rental tools                                                    12,663       21,368
                                                                           ----------   ----------
                     Total sales                                               77,914       73,935

COSTS AND EXPENSES:
   Field production services                                                   44,253       28,110
   Pressure pumping services                                                   14,705            -
   Fishing and rental tools                                                     6,894        9,981
   Selling, general and administrative expenses                                18,478       15,424
   Depreciation and amortization                                                7,066        4,034
                                                                           ----------   ----------
                     Operating income (loss)                                  (13,482)      16,386

OTHER INCOME (EXPENSE):
   Interest income                                                                 59           61
   Interest expense                                                            (3,750)      (2,943)
   Gain (loss) on sale of assets                                                  (41)          77
                                                                           ----------   ----------
                     Income (loss) before income taxes                        (17,214)      13,581

INCOME TAX PROVISION (BENEFIT)                                                 (5,450)       5,424
                                                                           ----------   ----------
                     Net income (loss)                                        (11,764)       8,157

PREFERRED STOCK DIVIDENDS                                                         270            -
                                                                           ----------   ----------
                     Net income (loss) applicable to common shareholders   $  (12,034)  $    8,157
                                                                           ==========   ==========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                       Q SERVICES, INC., AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                 (In Thousands)

                                                                              2002         2001
                                                                           ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                       $  (11,764)  $    8,157
   Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation and amortization                                            7,066        4,035
       Loss (gain) on sale of assets                                               41          (77)
       Amortization of debt discount and deferred financing costs                 479          327
       Changes in assets and liabilities, net of businesses acquired-
         Accounts receivable                                                     (281)      (8,267)
         Accounts payable                                                      (2,808)       3,274
         Accrued expenses                                                        (737)       5,032
         Other, net                                                             8,520       (4,206)
                                                                           ----------   ----------
                     Net cash provided by (used in) operating activities          516        8,275
                                                                           ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of businesses, net of cash acquired                                     -      (24,652)
   Purchase of property, plant and equipment                                   (7,776)      (9,352)
   Proceeds from sale of assets                                                 1,524          464
                                                                           ----------   ----------
                     Net cash used in investing activities                     (6,252)     (33,540)
                                                                           ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from stock issuance, net of offering costs                              -       16,897
   Borrowings on long-term debt and capital leases                              9,000       14,878
   Payments on long-term debt and capital leases                               (5,755)      (7,943)
   Issuance of treasury stock                                                       -          250
                                                                           ----------   ----------
                     Net cash provided by financing activities                  3,245       24,082
                                                                           ----------   ----------

DECREASE IN CASH AND CASH EQUIVALENTS                                          (2,491)      (1,183)

CASH AND CASH EQUIVALENTS, beginning of period                                  5,963        4,668
                                                                           ----------   ----------
CASH AND CASH EQUIVALENTS, end of period                                   $    3,472   $    3,485
                                                                           ==========   ==========

        The accompanying notes are an integral part of these consolidated financial statements.

                       Q SERVICES, INC., AND SUBSIDiARiES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2002

1. BASIS OF PRESENTATION:

The unaudited condensed consolidated financial statements of Q Services, Inc. and subsidiaries ("the Company") for the three month and six month periods ended June 30, 2002 should be read in conjunction with the Company's audited annual financial statements for the year ended December 31, 2001. The accompanying unaudited interim financial statements reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the results for the period presented. The results of operations for the three month and six month periods ended June 30, 2002, are not necessarily indicative of the results to be expected for the Company's entire fiscal year.

2. COMPREHENSIVE INCOME (LOSS):

The components of other comprehensive income (loss) for the six months ended June 30, 2002, are as follows (in thousands):

          Net loss applicable to common shareholders             $  (11,764)

          Unrealized loss on interest rate hedge, net of taxes         (163)
                                                                 ----------
          Comprehensive loss                                     $  (11,927)
                                                                 ==========

3. LONG-TERM DEBT:

The Company closed a $100.0 million term loan and revolving credit facility with a number of banks in December 2001 ("the Facility"). The Company is required to repay $3.33 million per quarter in principal payments under the term loan portion of the Facility. As of June 30, 2002, the Company had paid $6.66 million in quarterly principal payments to the lenders under the Facility.

During the six month period ended June 30, 2002, the Company borrowed approximately $9.0 million under the revolving credit portion of the Facility. Such amount is not due until the final maturity date of the Facility, which is December 17, 2004. Accordingly, such borrowing has been reflected as a long-term debt obligation in the accompanying condensed consolidated balance sheet as of June 30, 2002. Additionally, during the six month period ended June 30, 2002, the Company issued approximately $2.9 million in letters of credit under the Facility bringing the total amount of outstanding letters of credit as of June 30, 2002 to approximately $4.4 million.

In February 2002, the Company entered into an interest rate swap agreement with three banks to fix the floating interest rate on $48.0 million of the $80.0 million term loan portion of the Facility. The interest rate swap effectively fixes the rate at 3.75 percent, plus the applicable margin, on the amount hedged and expires in December 2004, consistent with the maturity date of the underlying term loan. Pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended ("SFAS No. 133"), the swap is reflected at fair value in the Company's condensed consolidated balance sheet in other long-term liabilities with a corresponding amount being reflected as other accumulated comprehensive loss, net of taxes, in shareholders' equity. The net effect of this accounting on the Company's operating results is that interest expense on the portion of the variable-rate term loan being hedged is recorded based on a fixed rate of 3.75 percent plus the applicable margin. The Company has designated the swap as a perfectly effective cash flow hedge under SFAS No. 133, and accordingly, the change in fair value of the swap is recognized entirely as other comprehensive income, net of taxes.

4. ENVIRONMENTAL LIABILITY

Pursuant to the Company's merger with Key, an environmental assessment was made and new information regarding environmental contamination at certain of the Company's facilities became known to management during the quarter ended June 30, 2002. As a result, the Company recorded a $14,109,000 charge to field production services during the quarter ended June 30, 2002 to increase an environmental liability.

5. SUBSEQUENT EVENTS

On July 19, 2002, Key Energy Services, Inc. ("Key") acquired all of the outstanding common stock of the Company pursuant to an Agreement and Plan of Merger dated May 13, 2002, as amended. As consideration for the merger, the Company's common stockholders received approximately 17.1 million shares of Key's common stock. Additionally, Key paid approximately $94.2 million in cash upon closing of the transaction to retire certain debt, preferred stock, and other obligations of the Company.

(b) Pro Forma Information

Key Energy Services, Inc.
Unaudited Pro Forma Combined Financial Statements

The Unaudited Pro Forma Combined Financial Statements of Key have been prepared to give effect to the acquisition of Q Services, Inc. On July 19, 2002, the Company consumated a merger agreement with Q Services, Inc. whereby the Company acquired all of the capital stock of Q Services, Inc. The Unaudited Pro Forma Combined Statements of Operations give effect to the acquisition as if such transaction had taken place on July 1, 2001.

The pro forma adjustments are based on available information and upon certain assumptions that Key believes are reasonable under the circumstances. The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with Key's historical consolidated financial statements, including the notes thereto, incorporated herein by reference and the financial statements of Q Services, Inc., including the notes thereto, included within this filing.

THESE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF KEY HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE RESPECTIVE DATES INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF KEY AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

Key Energy Services, Inc. Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended September 30, 2002

                                                                  Q SERVICES FOR THE
                                                                     PERIOD FROM
                                                                   JULY 1, 2002 TO       PRO FORMA             PRO FORMA
                                                      KEY           JULY 19, 2002         ENTRIES              COMBINED
                                                ---------------   ------------------  ---------------       ---------------
                                                                   (THOUSANDS, EXCEPT PER SHARE DATA)
-----------------------------------------------------------------------------------------------------       ---------------
REVENUES:
   Well servicing ............................  $       184,887    $         7,686                  -       $       192,573
   Contract drilling .........................           15,479                  -                  -                15,479
   Other .....................................            1,701                 17                  -                 1,718
                                                ---------------    ---------------                          ---------------
                                                        202,067              7,703                                  209,770
                                                ---------------    ---------------                          ---------------

COSTS AND EXPENSES:
   Well servicing ............................          131,271              6,190                  -               137,461
   Contract drilling .........................           10,957                  -                  -                10,957
   Depreciation, depletion and amortization ..           25,802                712                361 (b)            26,875
   General and administrative ................           26,008              7,069             (5,171)(d)            27,906
   Interest ..................................           11,262              1,560             (1,345)(a)            11,477
   Other expenses ............................            1,030                  -                                    1,030
   (Gain) loss on retirement of debt .........              (10)             2,982             (2,982)(d)               (10)
                                                ---------------    ---------------                          ---------------
                                                        206,320             18,513                                  215,696
                                                ---------------    ---------------                          ---------------
   Income (loss) before income taxes .........           (4,253)           (10,810)                                  (5,926)
   Income tax (expense) benefit ..............            1,616              4,085             (3,472)(c)             2,229
                                                ---------------    ---------------                          ---------------

   Net income (loss) .........................  $        (2,637)   $        (6,725)                         $        (3,697)
                                                ===============    ===============                          ===============

EARNINGS (LOSS) PER SHARE:
   Basic .....................................  $         (0.02)                                            $         (0.03)
   Diluted ...................................  $         (0.02)                                            $         (0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic .....................................          122,475                                                     126,014
   Diluted ...................................          122,475                                                     126,014

SEE THE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

Key Energy Services, Inc. Unaudited Pro Forma Combined Statement of Operations for the Year Ended June 30, 2002

                                                                                            PRO FORMA              PRO FORMA
                                                          KEY             Q SERVICES         ENTRIES                COMBINED
                                                    ---------------    ---------------    ---------------       ---------------
                                                                       (THOUSANDS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------       ---------------
REVENUES:
   Well servicing ................................  $       706,629    $       183,094                  -       $       889,723
   Contract drilling .............................           87,077                  -                  -                87,077
   Other .........................................            8,858             (1,537)                 -                 7,321
                                                    ---------------    ---------------                          ---------------
                                                            802,564            181,557                                  984,121
                                                    ---------------    ---------------                          ---------------

COSTS AND EXPENSES:
   Well servicing ................................          489,681            127,208                  -               616,889
   Contract drilling .............................           60,561                  -                  -                60,561
   Depreciation, depletion and amortization ......           78,265             14,350    $          (333)(b)            92,282
   General and administrative ....................           59,494             40,984                  -               100,478
   Interest ......................................           43,332              7,395             (3,389)(a)            47,761
                                                                                                      423 (a)
   Other expenses ................................            4,531                  -                  -                 4,531
   Foreign currency transaction loss, Argentina ..            1,443                  -                                    1,443
                                                    ---------------    ---------------                          ---------------
                                                            737,307            189,937                                  923,945
                                                    ---------------    ---------------                          ---------------
   Income before income taxes ....................           65,257             (8,380)                                  60,176
   Income tax (expense) benefit ..................          (24,074)             3,167               (732)(c)           (21,639)
                                                    ---------------    ---------------                          ---------------

   Net income (loss) .............................  $        41,183    $        (5,213)                         $        38,537
                                                    ===============    ===============                          ===============

EARNINGS (LOSS) PER SHARE:
   Basic .........................................  $          0.39                                             $          0.31
   Diluted .......................................  $          0.38                                             $          0.31

WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic .........................................          105,766                                                     122,903
   Diluted .......................................          107,462                                                     124,599

SEE THE ACCOMPANYING NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

Key Energy Services, Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
September 30, 2002

1. Basis of Presentation

The Unaudited Pro Forma Combined Financial Statements of Key have been prepared to give effect to the acquisition of Q Services. On July 19, 2002, the Company consummated a merger agreement with Q Services, Inc. whereby the Company acquired all of the capital stock of Q Services, Inc.. The Unaudited Pro Forma Combined Statements of Operations give effect to the acquisition as if such transaction had taken place on July 1, 2001.

Key - Means the consolidated statements of operations of Key for the three months ended September 30, 2002 and the year ended June 30, 2002.

Q Services - Means the consolidated statements of operations of Q Services for the period from July 1, 2002 to July 19, 2002 and the year ended June 30, 2002.

The historical statement of operations column for Q Services for the year ended June 30, 2002 was obtained by adding the unaudited results for the six months ended December 31, 2002 to the unaudited operating results for the six months ended June 30, 2002.

2. Pro Forma Entries

(a) To record the effects on interest expense of the elimination of Q Services' debt and mandatorily redeemable preferred stock through borrowings under Key's existing credit agreement.

For the period from July 1, 2002 to July 19, 2002, a decrease in interest expense of $1.3 million was recorded based on Q Services' average debt balance of $84.2 million and additional borrowings of $8.0 million at Key's average effective rate of 4.5% less Q Service's recorded interest expense of $1.6 million.

For the year ended June 30, 2002, a decrease in interest expense of $3.0 million was recorded based on Q Services' average debt balance of $75.6 million and additional borrowings of $8.0 million at Key's average effective rate of 5.3% less Q Service's recorded interest expense of $7.4 million.

(b) To record the estimated change in depreciation for the property, plant and equipment acquired due to differences between historical cost and the fair value assigned using the purchase method of accounting and the elimination of amortization of goodwill as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142").

(c) To adjust pro forma income tax expense, excluding effects of nondeductible goodwill.

(d) To adjust for nonrecurring costs associated with the merger. These costs primarily consisted of $5.2 million in merger costs and $3.0 million relating to the retirement of Q Services long term debt at closing.

      (c)  Exhibits

           None.

                                    SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant duly caused this report to be signed by the undersigned hereunto duly authorized.

Date:  January 30, 2003                   KEY ENERGY SERVICES, INC.


                                          By: /s/ Francis D. John
                                              ----------------------------------
                                                Francis D. John
                                                Chairman of the Board, President
                                                and Chief Executive Officer